Registration Nos. 333-202749
333-202746
333-189005
333-188998
333-143678
333-143676

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
POST-EFFECTIVE AMENDMENT NO. 1 TO:
Form S-8 Registration Statement No. 333-202746
Form S-8 Registration Statement No. 333-189005
Form S-8 Registration Statement No. 333-143678
Form S-8 Registration Statement No. 333-143676
POST-EFFECTIVE AMENDMENT NO. 2 TO:
Form S-8 Registration Statement No. 333-202749
Form S-8 Registration Statement No. 333-188998

UNDER
THE SECURITIES ACT OF 1933

LIMESTONE BANCORP, INC.
 (Exact name of Registrant as specified in its charter)

Kentucky	61-1142247
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2500 Eastpoint Parkway Louisville, Kentucky 40223 (Address of Principal Executive Offices)(Zip Code)

Porter Bancorp, Inc. 2016 Omnibus Equity Compensation Plan
Porter Bancorp, Inc. 2006 Non-Employee Directors Stock Ownership Incentive Plan
Porter Bancorp, Inc. 2006 Stock Incentive Plan
USAccess Bank, Inc. 2000 Stock Option Plan
 (Full title of the plans)

Phillip W. Barnhouse, Chief Financial Officer
Limestone Bancorp, Inc.
2500 Eastpoint Parkway
Louisville, Kentucky 40223
(Name and Address of agent for service)
(502) 499-4800
(Telephone number, including area code, of agent for service)
__________________________

Copies to:
Cynthia W. Young
Wyatt, Tarrant & Combs, LLP
2000 West Market Street, Suite 2000
Louisville, Kentucky 40202
(502) 589-5235
__________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer,  a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated file ☐
Non-accelerated filer ☐ (Do not check if a smaller	Smaller reporting company ☒
reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment to each of the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) is being filed by Limestone Bancorp, Inc. (the “Registrant” or “Limestone”) to terminate all offerings under the Prior Registration Statements and to deregister any and all shares of common stock, no par value per share (the “Shares”), together with any and all plan interests and other securities registered but unsold, if any, as of the date hereof thereunder (note that the Share numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

1. Registration Statement on Form S-8, File No. 333-202749, filed with the Securities and Exchange Commission (the “Commission”) on March 3, 2015, and Post-Effective Amendment No. 1 thereto on Form S-8, filed with the Commission on June 24, 2016, registering the offer and sale of 300,000 Shares issuable pursuant to the Porter Bancorp, Inc. 2016 Omnibus Equity Compensation Plan.

2. Registration Statement on Form S-8, File No. 333-202746, filed with the Commission on March 13, 2015, registering the offer and sale of 300,000 Shares pursuant to the Porter Bancorp, Inc. 2006 Non-Employee Directors Stock Ownership Incentive Plan.

3. Registration Statement on Form S-8, File No. 333-189005, filed with the Commission on May 31, 2013, registering the offer and sale of 206,057 Shares pursuant to the Porter Bancorp, Inc. 2006 Non-Employee Directors Stock Ownership Incentive Plan.

4. Registration Statement on Form S-8, File No. 333-188998, filed with the Commission on May 31, 2013, and Post-Effective Amendment No. 1 thereto on Form S-8, filed with the Commission on June 24, 2016, registering the offer and sale of 800,000 Shares pursuant to the Porter Bancorp, Inc. Amended and Restated 2006 Stock Incentive Plan.

5. Registration Statement on Form S-8, File No. 333-143678, filed with the Commission on June 12, 2007, registering the offer and sale of 594,004 Shares pursuant to the Porter Bancorp, Inc. Stock Incentive Plan and the USAccess Bank, Inc. 2000 Stock Option Plan.

6. Registration Statement on Form S-8, File No. 333-143676, filed with the Commission on June 12, 2007, registering the offer and sale of 100,000 Shares pursuant to the Porter Bancorp, Inc. 2006 Non-Employee Directors Stock Ownership Incentive Plan.

The Registrant has terminated all offerings of the Registrant’s securities pursuant to the Prior Registration Statements. Accordingly, pursuant to the undertakings contained in the Prior Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered that remain unsold at the termination of the offerings, the Registrant is filing this Post-Effective Amendment to the Prior Registration Statements to deregister, and does hereby remove from registration, all the securities of the Registrant registered under the Prior Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on December 27, 2022.

LIMESTONE BANCORP, INC.

By:	/s/ Phillip W. Barnhouse
Phillip W. Barnhouse Chief Financial Officer

*	Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.